Exhibit (l)(4)

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June 1, 2016

Eagle Point Credit Company Inc.

20 Horseneck Lane

Greenwich, CT 06830

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Eagle Point Credit Company Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-205540 and 811-22974) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 7, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on July 22, 2015, August 11, 2015, September 11, 2015, November 5, 2015, November 23, 2015, December 4, 2015, May 17, 2016 and on or about the date hereof (the “Registration Statement”), relating to the proposed issuance by the Company of $24,998,750 aggregate principal amount of 7.00% notes due 2020 (the “Notes”) to be sold to an underwriter pursuant to an underwriting agreement substantially in the form filed as Exhibit (h)(5) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and no opinion is expressed herein as to any matter other than as to the legality of the Indenture (as defined below) and the Notes.

The Notes have been issued pursuant to the indenture dated as of December 4, 2015 (the “Base Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of December 4, 2015 (together with Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

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(i)	the Registration Statement;

(ii)	the Underwriting Agreement;

(iii)	the Indenture;

(iv)	the global note representing the Notes;

(v)	the Certificate of Incorporation of the Company;

(vi)	the Second Amended and Restated Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(viii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Notes.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	Assuming the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

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The opinions set forth herein are subject to the following assumptions and qualifications being true and correct at or before the issuance of the Notes:

(i)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company); and

(ii)	the terms of the Notes as established comply with the requirements of the Investment Company Act.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP